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                                                                      EXHIBIT 12

                                ROCK-TENN COMPANY

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

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                                                                              YEAR ENDED SEPTEMBER 30,
                                                        ----------------------------------------------------------------
                                                          2005          2004          2003          2002          2001
                                                        --------      --------      --------      --------      --------
Fixed Charges:
    Interest expense                                    $ 35,740      $ 22,796      $ 25,529      $ 25,433      $ 33,972
    Amortization of debt issuance costs                      900           770         1,342           929         1,050
    Interest capitalized during period                       461           286           270           477         1,541
    Portion of rent expense representative of
      interest                                             1,841         1,713         1,905         2,984         3,768
                                                        --------      --------      --------      --------      --------
FIXED CHARGES                                           $ 38,942      $ 25,565      $ 29,046      $ 29,823      $ 40,331

Earnings:
    Pretax income (loss) from continuing operations
      and before the cumulative effect of a change in
      accounting principle                              $ 19,856      $ 10,505      $ 47,688      $ 48,598      $ 42,236
    Fixed charges                                         38,942        25,565        29,046        29,823        40,331
    Interest capitalized during period                      (461)         (286)         (270)         (477)       (1,541)
    Amortization of interest capitalized                     723           784           917           878           810
                                                        --------      --------      --------      --------      --------
EARNINGS                                                $ 59,060      $ 36,568      $ 77,381      $ 78,822      $ 81,836

RATIO OF EARNINGS TO FIXED CHARGES                          1.52          1.43          2.66          2.64          2.03
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